Exhibit 10.3

ALCOA INC.

RESTRICTED SHARE UNIT CERTIFICATE

Alcoa Inc. (the “Company”) has on [DATE] granted to

[NAME]	[EMPLOYEE ID NUMBER]
(Name)	(Employee ID)

(“Participant”), an Award of [NUMBER] Restricted Share Units, based upon the following terms:

1.	This Restricted Share Unit is granted under the provisions of the 2009 Alcoa Stock Incentive Plan, as last amended prior to the date above (the “Plan”), and is subject to the provisions of the Plan and the applicable Terms and Conditions for the grant (the “Governing Documents”).

2.	This Restricted Share Unit grant vests on [DATE] if the Participant is still an active employee of the Company or any of its controlled subsidiaries or affiliates, subject to the further provisions set forth in the Governing Documents.

3.	Company common stock is issued when the award vests.

ALCOA INC.

TERMS AND CONDITIONS FOR RESTRICTED SHARE UNITS

Effective May 8, 2009

These terms and conditions are authorized by the Compensation and Benefits Committee of the Board of Directors. They are deemed to be incorporated into and form a part of every Award of Restricted Share Units issued under the 2009 Alcoa Stock Incentive Plan, as last amended prior to the grant (the “Plan”) on or after May 8, 2009.

Terms that are defined in the Plan have the same meanings in these terms and conditions, except that Alcoa or Company means Alcoa Inc. or any of its controlled subsidiaries or affiliates.

General Terms and Conditions

1. Restricted Share Units are subject to the provisions of the Plan, the provisions of these terms and conditions and the provisions of the Award certificate. A Restricted Share Unit is an undertaking by the Company to issue the number of Shares indicated in the Award certificate on the date the Award vests, except to the extent otherwise provided herein. A Participant has no voting rights or rights to receive dividends on Restricted Share Units, but the Board of Directors may authorize that dividend equivalents be payable on Restricted Share Units, subject to limitations provided in the Plan.

Vesting

2. A Restricted Share Unit vests on the third anniversary date of the date of grant, unless the Committee establishes another date for vesting with respect to all or a portion of the shares subject to the Award at the time of the grant of the Award.

3. Except as provided in paragraph 4, if a Participant’s employment with the Company is terminated before the Restricted Share Unit vests, the Award is forfeited and is automatically canceled.

4. The following are exceptions to the vesting rules:

•	Death: a Restricted Share Unit held by a Participant who dies while an employee is not forfeited, but vests on the original stated vesting date.

•	Change in Control: a Restricted Share Unit vests immediately upon certain Change in Control events described in the Plan.

•

Retirement: a Restricted Share Unit held by a Participant who retires at least 6 months after the grant date under a Company or government retirement plan in which the Participant is eligible for an immediate payment of a retirement benefit, is not forfeited and vests in accordance with the original vesting schedule of the grant.

•

Divestiture: if a Restricted Share Unit is held by a Participant identified by the Company to be terminated from employment with the Company as a result of a divestiture of a business or a portion of a business of the Company and the Participant either becomes an employee of (or is leased or seconded to) the entity acquiring the business on the date of the closing, or the Participant is not offered employment with the entity acquiring the business and is terminated by the Company within 90 days of the closing of the sale, then, at the discretion of the Chief Executive Officer of Alcoa Inc., the Restricted Share Unit will not be forfeited and will vest in accordance with the original vesting schedule. For purposes of this paragraph, employment by “the entity acquiring the business” includes employment by a subsidiary or affiliate of the entity acquiring the business; and “divestiture of a business” means the sale of assets or stock resulting in the sale of a going concern. “Divestiture of a business” does not include a plant shut down or other termination of a business.

Taxes

5. All taxes required to be withheld under applicable tax laws in connection with a Restricted Share Unit must be paid by the Participant at the appropriate time under applicable tax laws. Alcoa will withhold from the Shares to be issued upon payment of the Restricted Share Unit that number of Shares with a Fair Market Value on the vesting date equal to the taxes required to be withheld at the minimum required rates, which include, for Participants subject to taxation in the United States, applicable income taxes, federal and state unemployment compensation taxes and FICA/FUTA taxes.

Fair Market Value

6. “Fair Market Value” per Share on any given date is the closing price per Share on that date as reported on the New York Stock Exchange or other stock exchange on which the Shares principally trade. If the New York Stock Exchange or such other exchange is not open for business on the date Fair Market Value is being determined, the closing price as reported for the next business day on which that exchange is open for business will be used.

Beneficiaries

7. Participants will be entitled to designate one or more beneficiaries to receive all Restricted Share Units that have not yet vested at the time of death of the Participant. All beneficiary designations will be on beneficiary designation forms approved for the Plan. Copies of the form are available from the Communications Center on Merrill Lynch’s OnLine® website.

8. Beneficiary designations on an approved form will be effective at the time received by the Alcoa Manager, Stock Administration. A Participant may revoke a beneficiary designation at any time by written notice to the Alcoa Manager, Stock Administration or by filing a new designation form. Any designation form previously filed by a Participant will be automatically revoked and superseded by a later-filed form.

9. A Participant will be entitled to designate any number of beneficiaries on the form, and the beneficiaries may be natural or corporate persons.

10. The failure of any Participant to obtain any recommended signature on the form will not invalidate the beneficiary designation or prohibit Alcoa from treating such designation as valid and effective. No beneficiary will acquire any beneficial or other interest in any Restricted Share Unit prior to the death of the Participant who designated such beneficiary.

11. Unless the Participant indicates on the form that a named beneficiary is to receive Restricted Share Units only upon the prior death of another named beneficiary, all beneficiaries designated on the form will be entitled to share equally in the Restricted Share Unit upon vesting. Unless otherwise indicated, all such beneficiaries will have an equal, undivided interest in all such Restricted Share Units.

12. Should a beneficiary die after the Participant but before the Restricted Share Unit is paid, such beneficiary’s rights and interest in the Award will be transferable by the beneficiary’s last will and testament or by the laws of descent and distribution. A named beneficiary who predeceases the Participant will obtain no rights or interest in a Restricted Share Unit, nor will any person claiming on behalf of such individual. Unless otherwise specifically indicated by the Participant on the form, beneficiaries designated by class (such as “children,” “grandchildren” etc.) will be deemed to refer to the members of the class living at the time of the Participant’s death, and all members of the class will be deemed to take “per capita.”

Performance Feature

13. If a Restricted Share Unit is issued with a performance feature, the following additional terms and conditions will apply to that Award:

•

The Participant will have the right to receive from 0% to 200% of the number of Shares indicated in the Award certificate, based on achievement of performance objectives established by the Committee for that Award.

•	The performance period and vesting schedule will be set forth in the Award certificate.

•	The performance conditions may be adjusted as deemed appropriate in the Committee’s business judgment.

2009 ALCOA STOCK INCENTIVE PLAN RESTRICTED SHARE UNIT TERMS AND CONDITIONS (MAY 2009)